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                                                                   Exhibit 10.1

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                    METLIFE DEFERRED COMPENSATION PLAN 2000


                              For Senior Officers






                                 [METLIFE LOGO]

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                             DEFERRED COMPENSATION
                            PLAN FOR SENIOR OFFICERS


The MetLife Deferred Compensation Plan for Senior Officers provides you with the opportunity to defer receipt of a portion of your compensation to a later date, reducing gross income in the year of the deferral for purposes of federal and most state income taxes. The Deferred Compensation Plan is administered by a Plan Committee composed of the Senior Vice President of Human Resources, the Senior Vice President of Tax and the Vice President of Employee Benefits. This booklet will serve as the plan document.


QUESTIONS?

MetLife Specialized Benefit Resources
Pauline King
Phone: (732) 602-4733
Fax: (732) 602-6455
E-mail: pking1@metlife.com

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     ELIGIBILITY

     Senior Officers (as defined by the Plan Committee) of MetLife and designated subsidiaries are eligible to participate in the Deferred Compensation Plan for Senior Officers. Senior Officers appointed during a Plan year will be eligible to defer future base salary for the remainder of the Plan year, provided they elect to do so within 30 days of appointment.

     If you choose to participate, deferral will begin on January 1 of each year.

     ELIGIBLE COMPENSATION

     Up to 33% of Annual Cash Compensation (consisting of base salary and any annual incentive programs*) may be deferred. The Company reserves the right to restrict the amount of deferral so that it does not exceed limits imposed by New York State Insurance law. The deferral of base salary may be expressed as either a dollar amount or a percentage, but the deferral of any incentive payment may be expressed only as a percentage. The minimum amount that may be deferred is 5% of Annual Cash Compensation, but not less than $5,000.

     FICA, Medicare, and any other taxes which are due in the year deferred amounts would have otherwise been payable will be paid from your other compensation.


     *Annual incentive programs include the Annual Variable Incentive Plan,
      Corporate Investments Incentive Plan, Real Estate Investments Incentive Plan, Agricultural Investments Incentive Plan, Individual Regional Executive Plan and Institutional Regional Executive Plan. Payments from the Long Term Performance Compensation Plan are not deferrable.



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                  MAKING A
                  DEFERRAL ELECTION

                  To designate a deferral, a Deferral Election Form must be completed and submitted by the due date on the election form, indicating the deferred amounts. This due date will be prior to the year in which the deferred amounts would have been otherwise paid.

                  Deferral of base salary amounts will begin with the first January payroll period and end with the last December payroll period in the year following the deferral election.

                  IN ADDITION TO INDICATING THE AMOUNT TO BE DEFERRED, YOU MUST ALSO DECIDE:

                  - THE INVESTMENT OPTION - Deferred amounts will not be actually invested in the funds selected, but earnings (gains or losses) will be credited to participant's accounts in accordance with the performance of the fund selected. Investment choices may be changed up to six times per year, according to the instructions on page 4.

                  - THE DISTRIBUTION DATE - This cannot be less than three years after the year of deferral. Once you have designated a distribution date, this decision cannot be changed, except as otherwise provided in the Plan.

                  - THE DISTRIBUTION METHOD OR HOW THE DEFERRED AMOUNT IS TO BE PAID - Payment may be in a single lump sum, or over five, ten or fifteen years in annual installments. Once you have designated a distribution method, this decision cannot be changed, except as otherwise provided in the Plan.


                                                                              3.

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     DEFERRED COMPENSATION ACCOUNTS

     An account will be established for each participant in the Deferred Compensation Plan. These accounts are unfunded, meaning any amounts credited to the accounts will be solely for record-keeping purposes and will not be considered to be held in trust or in escrow or in any way vested to the participant.

     The maintenance of such account will not give you any right or security interest in any asset of MetLife. All amounts in such account remain subject to the claims of the general creditors of MetLife.

     The amount deferred will be credited to the deferral account at the end of each payroll period in which the funds would otherwise have been paid. The amounts deferred will accrue earnings based on the performance of the particular investment vehicle(s) of your choice.

     PARTICIPANTS MAY CHOOSE AMONG THE FOLLOWING INVESTMENT FUND OPTIONS:
     --------------------------------------------------------------------

     -- MetLife SIP Fixed Income Fund

     -- Loomis Sayles Bond Fund

     -- MetLife SIP Common Stock Index Fund

     -- Oakmark Fund

     -- MetLife SIP Small Company Stock Fund

     -- Oakmark International Portfolio

     See page 5 for information about the investment options, including investment objectives.

     Investment choices may be changed by the participant up to six times each year, by contacting Pauline King of MetLife Specialized Benefit Resources at (732) 602-4733. The changes will be made as of the business day your written request is received, if received before 4 p.m. ET or as of the next business day, if received after 4 p.m. ET. You will receive a confirmation letter within two weeks.


     4.

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FUND OBJECTIVES


Following are brief descriptions of the investment objectives of each of the funds:

1.   METLIFE SIP FIXED INCOME FUND

     This portfolio seeks to achieve the highest possible current income consistent with the preservation of capital and predictable growth through a guaranteed interest rate by investing in Guaranteed Investment Contracts or similar contracts.

2.   LOOMIS SAYLES BOND FUND

     This portfolio seeks to achieve high total return through current income and capital appreciation, by investing primarily in debt securities including convertibles. At least 65% of its total assets will normally be invested in bonds. Up to 35% of its assets may be invested in securities of below investment-grade quality, and up to 20% of assets may be invested in preferred stocks.

3.   METLIFE SIP COMMON STOCK INDEX FUND

     This portfolio seeks long-term growth of capital and income, with minimal transaction costs. The portfolio seeks to approximate the performance of the Standard & Poor's 500 Composite Stock Price Index by investing in the stocks of companies which are included in the index.

4.   OAKMARK FUND

     This portfolio seeks to achieve high total return through long-term growth of capital appreciation by investing primarily in equity securities. Up to 25% of its total assets may be invested in securities of non-U.S. issuers, but no more than 5% of assets are expected to be invested in emerging markets.

5.   METLIFE SIP SMALL COMPANY STOCK FUND

     This portfolio seeks to achieve high total return through long-term growth of capital appreciation by investing in the stocks of small U.S. companies with strong growth potential.

6.   OAKMARK INTERNATIONAL PORTFOLIO

     This portfolio seeks to achieve high total return through long-term growth of capital appreciation by investing in the stocks of international equity securities of mature markets, less developed markets, and in selected emerging markets. There are no limits on the geographic asset distribution. At least 65% of its total assets will normally be invested in non-U.S. issuers.


                                                                              5.
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DISTRIBUTIONS

PAYMENT DESIGNATION

Payment will begin in January or July coincident with or next following the date specified at the time of your election. The form of payment will be made according to the option elected for each year's deferred funds. Regardless of the option elected, payment will be made in a single lump sum if employment terminates prior to retirement eligibility under the MetLife Retirement Plan or upon your death. No loans can be taken.

Payments are subject to such deductions as may be required in accordance with all federal, state, and local tax laws and regulations.

In the event that you die while annual installments are in progress, the balance of your Deferred Compensation Account will immediately become due and payable in one lump sum to your designated beneficiary.

HARDSHIP EXCEPTIONS

In the case of extreme hardship, contributions to the Plan may be discontinued and/or payments may be made from your account at the discretion of the Plan Committee. If contributions are to be discontinued or payment made, the amount involved cannot exceed the funds required to satisfy the financial consequences of the hardship.

Extreme hardship includes any unforeseeable or extraordinary occurrence or event caused by an event beyond the control of the participant or beneficiary, such as illness, disability, accident, or family problems resulting in a participant's financial need that cannot be met from other assets or normal sources of income.

ACCELERATED DISTRIBUTION EXCEPTIONS

You may elect to receive an immediate lump sum distribution without a hardship, but you must withdraw the full account balance for all years in which you made deferrals under the Plan and there will be a 10% penalty forfeited to the Company. In addition, funds received pursuant to such distribution will be deemed to be taxable income. Future deferrals under the Plan will not be permitted until the Plan year commencing at least three years after the date of the distribution.



6.
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                  NONASSIGNABILITY AND
                  BENEFICIARY DESIGNATIONS

NONASSIGNABILITY

Neither the participant nor any designated beneficiary shall have any right to sell, assign, transfer or commute any rights under this Plan.

BENEFICIARY DESIGNATIONS

You may designate an individual, a trustee or your estate as beneficiary and you may change your beneficiary at any time. A beneficiary designation will be valid as of the date the written request is received. If there is no valid beneficiary designation, or if no designated beneficiary survives the participant, the account balance at your death shall be paid as soon as practicable to your surviving spouse, and in the event you are not married at death, to your estate.

NOTE: MetLife may terminate or amend the Plan at any time, provided, however, that no such amendment or termination shall impair any rights which have accrued under the Plan.


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QUESTIONS AND
ANSWERS

WHAT ARE THE DIFFERENCES BETWEEN THE DEFERRED COMPENSATION PLAN (DCP) AND A 401(k) PLAN SUCH AS THE SAVINGS AND INVESTMENT LOAN (SIP)?

A 401(k) plan is a "qualified plan" -this means that it is qualified under the Internal Revenue Code. Under a 401(k) plan, participants can defer income, subject to certain limits. The chief limitations of 401(k) plans are the various Internal Revenue Code-imposed caps on the amount that can be deferred.

The chief advantages of the DCP are the substantially greater deferral opportunities it can offer. The chief disadvantage is that it does not offer the security of a qualified plan which is afforded full ERISA protection.

Participation in the DCP does not affect your ability to participate in SIP. If eligible, you can participate in either or both plans.

I AM CONSIDERING DEFERRING $10,000 UNDER THE DEFERRED COMPENSATION PLAN FOR SENIOR OFFICERS. WHAT ARE THE ADVANTAGES OF THIS DEFERRAL VERSUS AFTER-TAX INVESTMENT?

Assume you defer $10,000 in 2000, requesting a distribution in 2005, combined federal and state income tax rates remain level at 45% and the value of the deferral increases at 10% per year. (For the purpose of this example, the 1.45% Medicare tax withholding is ignored.)

==========================================================================================
                             DEFERRED COMPENSATION PLAN            AFTER-TAX INVESTMENT
YEAR                          VALUE   TAXES   NET VALUE         VALUE    TAXES   NET VALUE
==========================================================================================
2000 (Year of Deferral)      $10,000  $0      $10,000          $10,000   $4,500  $5,500
2001                         $11,000  $0      $11,000          $ 6,050   $0      $6,050
2002                         $12,100  $0      $12,100          $ 6,655   $0      $6,655
2003                         $13,310  $0      $13,310          $ 7,321   $0      $7,321
2004                         $14,641  $0      $14,641          $ 8,053   $0      $8,053
2005 (Year of Distribution)  $16,105  $7,247  $ 8,858          $ 8,858   $1,511* $7,347


Tax rates may vary and are subject to change. MetLife recommends that you speak to your tax advisor before making an election under this Plan.

* Assumes investment in a deferred annuity with no penalty at withdrawal.

WHY DO I HAVE TO MADE A DEFERRAL ELECTION BEFORE I KNOW WHAT I WILL BE PAID?

The Internal Revenue Service ("IRS") requires that an irrevocable election to defer income be made before the income is actually earned. Since your election will remain in effect for an entire plan year, you may want to be conservative in your deferral amount.
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WHAT WOULD HAPPEN TO MY DEFERRALS IN THE EVENT METLIFE BECOMES INSOLVENT?

In the unlikely event of MetLife's insolvency, Plan participants would be viewed as general creditors and their claims for their deferrals would be treated in the manner and sequence stipulated by New York State Insurance Law.

WHEN AM I TAXED ON DEFERRED COMPENSATION OR EARNINGS THEREON?

Under current law, for federal (and most state) income tax purposes you will not be taxed until you actually receive this money. Some states and localities do not exclude deferred compensation from current taxation (check with your tax advisor to find out if this is the case in your state). Note, however, that your deferrals are subject to current Social Security (FICA) taxes.

ARE DISTRIBUTIONS ELIGIBLE TO BE ROLLED OVER INTO AN IRA?

No. Because this is not a tax-qualified plan under the Internal Revenue Code, you cannot roll your distributions over into an IRA or to another employer's qualified plan when you leave MetLife. When electing a Plan distribution, we encourage you to seek professional tax advice to determine the best course of action for your financial circumstances.

WILL PAYMENT TO MY BENEFICIARIES BE INCLUDED IN MY GROSS ESTATE FOR FEDERAL ESTATE TAX PURPOSES?

Yes. The present value of your deferral account balances at the time of your death will be included. If, however, your beneficiary is your spouse and the payments qualify for the estate tax marital deduction, in effect these amounts will not give rise to federal estate taxes.

IS MY DEFERRAL INCLUDED IN THE SOCIAL SECURITY WAGE BASE?

Yes. Deferrals are subject to withholding for Social Security (FICA) taxes in the year of the deferral until the annual taxable wage base under the Social Security provision is reached. There is no maximum annual taxable wage base for the hospital insurance tax provision of FICA (the "Medicare tax"). Required withholdings for FICA shall be made from your other compensation.

WILL I PAY SOCIAL SECURITY TAXES WHEN I TAKE MY DISTRIBUTION?

No. Because Social Security taxes were taken into account at the time the deferrals were made, you owe no additional Social Security taxes when distributions are made. Distributions of deferred amounts will not affect receipt of Social Security benefits.


                                                                              9.
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HOW WILL MY DEFERRALS AFFECT MY OTHER BENEFITS?

LIFE INSURANCE FOR YOU, SURVIVOR BENEFIT, SHORT TERM DISABILITY AND LONG TERM DISABILITY

Your pay used to calculate benefits for these Plans will be calculated based on pre-deferral amounts.

COMPENSATION CONTINUANCE PLAN

Deferrals will continue to be taken from your pay during periods of short illness absence in which you are paid under the Company's Compensation Continuance Plan.

RETIREMENT PLAN

Your final average pay will be based on annual base compensation and incentive payments, not receipts. That is, the calculation will be based on the pre-deferral amounts.

SAVINGS AND INVESTMENT PLAN (SIP)

If you are participating in the Savings and Investment Plan (SIP), the Company's 4% match will be allocated as follows:

COMPENSATION                  SIP (QUALIFIED PLAN)             AUXILIARY SIP                 AUXILIARY SIP FOR DEFERRALS
------------                  --------------------        -------------------------          ---------------------------
Non-Deferred Compensation:
Up to $170,000*                        X

Non-Deferred Compensation
in Excess of $170,000*                                                X

Deferred Compensation                                                                                     X


FOR EXAMPLE:

Annual Cash Compensation      $300,000
Amount of Deferral            $ 60,000
                              --------
Non-Deferred Compensation     $240,000

The 4% SIP match would be allocated to the participant's accounts as follows:

COMPENSATION                  SIP (QUALIFIED PLAN)               AUXILIARY SIP               AUXILIARY SIP FOR DEFERRALS
------------                  --------------------        --------------------------         ---------------------------
Non-Deferred Compensation:           $6,800
Up to $170,000*                  4% of $170,000

Non-Deferred Compensation                                            $2,800
in Excess of $170,000*                                     4% of ($240,000 - $170,000)

Deferred Compensation                                                                                    $2,400
                                                                                                     4% of $60,000

* Maximum compensation limit under the Internal Revenue Code (IRC) for Qualified Plans, indexed from time to time, is currently $170,000. Note that the Company matching contribution for Auxiliary SIP is subject to FICA tax as well.

10.
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HOW ARE PLAN PAYMENTS TO ME OR MY BENEFICIARIES TREATED FOR INCOME TAX PURPOSES?

For federal tax purposes, generally, payments are taxed as ordinary income when received and are subject to income tax withholding at the rate applicable in the year received. For deferrals that are excluded from state and local taxable income at the time the deferrals are made, payments are taxed as ordinary income when received.

For deferral payments made while you are an active employee, MetLife uses a flat income tax withholding rate.

HOW DOES METLIFE FUND THE DEFERRED COMPENSATION ACCOUNTS?

The deferred compensation accounts established for each participant are unfunded. The accounts established are solely for record-keeping purposes. MetLife has established a RabbiTrust for the Plan, but the existence of this trust in no way guarantees payment to the participant.

Deferred amounts remain subject to claims of the Company's general creditors.

HOW WILL EARNINGS BE CREDITED TO MY ACCOUNT?

The investment options you select are used solely as a device for crediting investment returns to your account; your deferrals will not actually be invested in the investment options. Your investment returns will "mirror" the actual performance of the investment options you choose and performance will be measured on a daily basis. Your deferrals are subject to investment risk. As with any investment, if the returns on the funds you choose are positive, your account balance will grow. If the returns are negative, your account balance will diminish.

CAN I HAVE MY DEFERRALS UNDER EXISTING INDIVIDUAL DEFERRED COMPENSATION AGREEMENTS WITH METLIFE CREDITED WITH THE INVESTMENT PERFORMANCE OF THE FUNDS OFFERED IN THE DEFFERED COMPENSATION PLAN FOR SENIOR OFFICERS?

If you want to have some or all of your existing individual deferrals credited with the investment performance of the funds offered in the Deferred Compensation Plan for Senior Officers, you must contact Pauline King of MetLife's Specialized Benefit Resources at (732) 602-4733 to obtain an Investment Preference Form. The changes will be made as of the business day your written request is received, if received before 4 p.m. ET or as of the next business day, if received after 4 p.m. ET. You will receive a confirmation letter within two weeks.








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     NOTES
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                                    METLIFE

                      Metropolitan Life Insurance Company
                  One Madison Avenue, New York, New York 10010
                      18000224958 (1199) Printed in U.S.A.